Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

October 18, 2007

Cass Information Systems, Inc. Posts

20% Increase in 3rd Quarter 2007 Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported third quarter 2007 earnings of $.55 per fully diluted share, a 20% increase over the $.46 per fully diluted share it earned in the third quarter of 2006. Net income for the current period was $4,677,000 compared to $3,884,000 in 2006.

2007 3rd Quarter Recap

Payment and processing fees increased 10% or $1,082,000 compared to the year-earlier period, as utility transaction volume was up 39% and dollar volume rose 35% due to new business and heightened activity from existing customers.

Net investment income increased 2% or $180,000 due to the growth in funds generated from processing activities.

Operating expenses were up 4%, or $643,000, as a result of higher employee costs related to transaction growth.

“Our utility invoice processing operation continues to produce results that reflect its ability to penetrate new markets and to grow its customer base,” stated Lawrence A. Collett, chief executive officer and chairman of the board. “From a broader perspective, it is gratifying that the Company produced another solid result for our shareholders in this reporting period. We remain optimistic about our prospects as we approach 2008.”

Nine-Month 2007 Results

For the nine months ended September 30, 2007, the company earned $1.53 per fully diluted share, a 14% increase from the $1.34 per fully diluted share reported for the same period in 2006. Net income was $13,055,000, 15% higher than the $11,371,000 earned in 2006. Revenue increased $4,995,000 or 8% compared to the first nine months of 2006 primarily due to increased processing volumes and higher fee revenues.

Operating expenses were up 9%, or $3,755,000, in the nine-month year-over-year period, mainly due to the increase in salaries and benefits required to support growth in processing activity.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2007 and 2006:

	Quarter Ended 9/30/07	Quarter Ended 9/30/06	Nine Months Ended 9/30/07	Nine Months Ended 9/30/06
Transportation Invoice Volume	6,470	6,154	18,996	18,311
Transportation Dollar Volume	$3,669,117	$3,648,694	$10,764,558	$10,722,994
Utility Transaction Volume	2,361	1,701	6,872	4,797
Utility Dollar Volume	$2,081,529	$1,538,628	$5,687,627	$4,188,578
Payment and Processing Fees	$11,441	$10,359	$34,089	$29,853
Net Investment Income	10,450	10,270	30,230	29,471
Other	629	569	1,895	1,895

Total Revenues	$22,520	$21,198	$66,214	$61,219

Salaries and Benefits	$11,700	$11,136	$35,135	$31,673
Occupancy	550	522	1,572	1,462
Equipment	876	732	2,565	2,128
Other	2,538	2,631	7,657	7,911

Total Operating Expenses	$15,664	$15,021	$46,929	$43,174

Income from Continuing Operations before Income Taxes	$6,856	$6,177	$19,285	$18,045
Provision for Income Taxes	2,179	2,205	6,230	6,397

Net Income from Continuing Operations	$4,677	$3,972	$13,055	$11,648
Loss from Discontinued Operations net of Income Taxes	—	(88)	—	(277)

Net Income	$4,677	$3,884	$13,055	$11,371

Average Earning Assets	$827,757	$774,293	$799,144	$751,769
Net Interest Margin	5.46%	5.56%	5.48%	5.53%
Allowance for Loan Losses to Loans	1.18%	1.14%	1.18%	1.14%
Non-performing Loans to Total Loans	.06%	.18%	.06%	.18%
Net Loan Charge-offs to Loans	.20%	.11%	.24%	.16%
Provision for Loan Losses	$225	$200	$675	$500
Non-performing Loans	$310	$954	$310	$954
Basic Earnings per Share (EPS) from Continuing Operations	$.56	$.48	$1.57	$1.40
Basic EPS from Discontinued Operations	—	(.01)	—	(.03)

Basic Earnings per Share	$.56	$.47	$1.57	$1.37

Diluted EPS from Continuing Operations	$.55	$.47	$1.53	$1.37
Diluted EPS from Discontinued Operations	—	(.01)	—	(.03)

Diluted Earnings per Share	$.55	$.46	$1.53	$1.34

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $20 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2006.